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                                                                     EXHIBIT 5.1

                                               Mark J. Ohringer
                                               General Counsel and Secretary
                                               312.441.7128 DIRECT
                                               312.441.7456 FAX
                                               mohringer@hellerfin.com

                               November 29, 2000

Heller Financial, Inc.
500 West Monroe Street
Chicago, IL 60661



     RE: Registration Statement on Form S-8 of Heller Financial, Inc. (the "Registration Statement") registering $50,000,000 in deferred compensation obligations and 500,000 shares of Class A Common Stock, $.25 par value


Ladies and Gentlemen:



        I have acted as General Counsel for Heller Financial, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 of the offer and sale of up to $50,000,000 of deferred compensation and matching obligations (the "Obligations"), which will represent unsecured obligations of the Company, and up to 500,000 shares of Class A Common Stock, $.25 par value, of the Company (the "Common Stock") under the Heller Financial, Inc. Deferral Restoration Plan (the "Plan").

        This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the "Act").

        In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of:
(i) the Registration Statement to be filed with the Securities and Exchange Commission (the "Commission") under the Act; (ii) the Amended and Restated Certificate of Incorporation of the Company, as currently in effect; (iii) the Amended and Restated By-Laws of the Company, as currently in effect; (iv) the Plan; and (v) the proceedings of the Benefits Committee of the Company with respect to the establishment of the Plan. I have also examined such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth below.
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        In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authority of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of all documents. As to any facts material to this opinion which I did not independently verify, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

        Based upon and subject to the foregoing, I am of the opinion that (i) when issued by the Company in the manner provided in the Plan, the Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general principals of equity, and (ii) when issued and delivered by the Company pursuant to the Plan, the shares of Common Stock being registered will be legally issued, fully paid and non-assessable shares of Common Stock.

        I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, I do not concede that I am an expert within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.

                                Very truly yours,

                                /s/ MARK OHRINGER
                                Mark J. Ohringer
                                General Counsel